                                                                Exhibit 4(iiiii)

                                  AMENDMENT TO

                               JANUS ASPEN SERIES

                          INVESTMENT ADVISORY AGREEMENT

                          FUNDAMENTAL EQUITY PORTFOLIO

     THIS AMENDMENT is made this 1st day of May, 2009, between JANUS ASPEN SERIES, a Delaware statutory trust (the "Trust"), and JANUS CAPITAL MANAGEMENT LLC, a Delaware limited liability company ("JCM").

                                   WITNESSETH

     WHEREAS, the Trust and JCM are parties to an Investment Advisory Agreement on behalf of Fundamental Equity Portfolio (the "Fund"), dated July 1, 2004, amended February 1, 2006, May 1, 2006 and June 14, 2006 (the "Agreement");

     WHEREAS, the parties desire to amend the Agreement as set forth in greater detail below;

     WHEREAS, pursuant to Section 11 of the Agreement, any amendment to the Agreement is subject to approval (i) by a majority of the Trustees, including a majority of the Trustees who are not interested persons (as that phrase is defined in Section 2(a)(19) of the Investment Company Act of 1940, as amended (the "1940 Act")) of any party to the Agreement, and (ii) if required by applicable law, by the affirmative vote of a majority of the outstanding voting securities of the Fund (as that phrase is defined in Section 2(a)(42) of the 1940 Act);

     WHEREAS, the parties have obtained Trustee approval as set forth above, and the parties agree that a shareholder vote is not required to amend the Agreement; and

     WHEREAS, the name of Fundamental Equity Portfolio has been changed to Research Core Portfolio.

     NOW, THEREFORE, in consideration of the premises and of the mutual agreements set forth below, the parties agree to amend the Agreement as follows:

     1. All references to Fundamental Equity Portfolio have been changed to Research Core Portfolio.

     2. The parties acknowledge that the Agreement, as amended, remains in full force and effect as of the date of this Amendment, and that this Amendment, together with the Agreement and any prior amendments, contains the entire understanding and the full and complete agreement of the parties and supercedes and replaces any prior understandings and agreements among the parties respecting the subject matter hereof.

     3. This Amendment may be contemporaneously executed in two or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

     IN WITNESS WHEREOF, the parties have caused their duly authorized officers to execute this Amendment as of the date first above written.

                                        JANUS CAPITAL MANAGEMENT LLC


                                        By: /s/ Gregory A. Frost
                                            ------------------------------------
                                            Gregory A. Frost
                                            Chief Financial Officer and
                                            Executive Vice President


                                        JANUS ASPEN SERIES


                                        By: /s/ Stephanie Grauerholz-Lofton
                                            ------------------------------------
                                            Stephanie Grauerholz-Lofton
                                            Vice President and Secretary